EXHIBIT 10.1

Date:	April 30, 2014
To:	Geoff Massingberd

Dear Geoff:

Effective April 15, 2014, you were appointed to serve as President of Mattel-MEGA Holdings Inc., a wholly-owned subsidiary of Mattel, Inc. (“Mattel”). We are now pleased to offer you the position of, and request that you serve as, President of MEGA Brands Inc. (“MEGA Brands”), effective on the closing date of Mattel’s acquisition, through Mattel-MEGA Holdings Inc., of MEGA Brands (the “Closing Date”), reporting directly to the Board of Directors of MEGA Brands and, as the Chairman of the Board of Directors of MEGA Brands, reporting regularly to Bryan Stockton, Chairman and Chief Executive Officer of Mattel, the ultimate parent company of MEGA Brands.

Effective on the Closing Date, you will be employed by MEGA Brands, and you will perform all the usual duties of the position to which you exclusively will devote your full business time, attention and ability. You also will continue to serve as President of Mattel-MEGA Holdings Inc. This letter agreement outlines the terms of your new position, and your signature below will serve as your acceptance of these terms.

Annualized Base Salary: Effective on the Closing Date, your base salary will be paid at the annual rate of US $715,000, with applicable federal and state taxes and other required withholdings to be deducted.

2014 Mattel Incentive Plan (MIP): You will continue to be eligible to participate in the MIP at a target bonus opportunity of 70% of your base salary. If there is a change in your bonus group as a result of your transfer, any MIP award will be pro-rated based upon the Closing Date.

Mattel 2014 – 2016 Long-Term Incentive Program (LTIP): You will continue to be eligible to participate in the LTIP at a target value of US $1,200,000.

Special Restricted Stock Unit (RSU) Award: You will receive a Special RSU award with a value of US $200,000 on the grant date. The grant value of the RSU award will be converted into a number of RSUs by dividing the grant value by Mattel’s closing stock price on the date of grant. The grant date will be the Closing Date.

So long as you remain employed by MEGA Brands or other subsidiary of Mattel, the Special RSU award will generally vest over the three-year period following the date of the grant: 50% on the second anniversary of the grant date, and 50% on the third anniversary. If Mattel pays a cash dividend, you will receive dividend equivalents with respect to the unvested RSUs.

Please note this is a summary of your Special RSU award, and you will be required to sign the equity grant agreements that set forth the terms and conditions that govern your award.

Supplemental Retirement Benefit: You will continue to be provided with an additional retirement benefit equal to 10% of your base salary each year until you reach age 60, in accordance with your prior letter agreement with Mattel dated June 25, 2008 (“Prior Letter Agreement”).

Special Mobility Bonus: You will receive a special mobility bonus in the amount of US $200,000, less applicable federal and taxes and other required withholdings, no later than 30 days following your date of transfer, to assist with your relocation to Canada. With respect to this special mobility bonus, if within two years of your relocation date, you choose to voluntarily terminate your employment with MEGA Brands or you are discharged for “cause” as defined below, you will be required to repay this amount in full within 30 days of your termination date.

Other Relocation Benefits: You will receive customary relocation services in accordance with the Mattel’s Global Assignment Manual, including eligibility to receive tax equalization reimbursements, if any. In addition, effective on the Closing Date, MEGA Brands will pay your actual approved housing costs (rental cost plus utilities such as electricity, gas and water but excluding telephone and cable) for up to three years and provide you with a company car.

Benefits: You will continue to be eligible to participate in various benefits and programs. Specific benefits details and plan limitations are provided in summary plan descriptions, plan documents or program summaries, which govern and are subject to periodic modification and revision.

Stock Ownership Guidelines: You will continue to be subject to the stock ownership guidelines that were established for you, effective as of January 1, 2014, at three times your base salary. You have until December 31, 2018 to attain your targeted level of ownership.

Severance: In accordance with the Prior Letter Agreement, in the event your employment is involuntarily terminated from MEGA Brands for reasons other than for “cause” as defined below, and you do not continue to be an employee of any subsidiary of Mattel after such termination from MEGA Brands, you will be eligible for severance payments equal to two years of base salary. Receipt of the severance payments is contingent upon your signing and not revoking the then current standard form release agreement. These severance payments are inclusive of any notice of termination, pay in lieu of notice of termination, termination pay, separation or severance pay to which you might be entitled under any Canadian, United States, provincial, state or local law (including without limitation the Civil Code of Quebec) (collectively “Applicable Law”). Notwithstanding the foregoing, in the event that you become entitled to or receive any notice of termination, pay in lieu of notice of termination, termination pay, separation or severance pay on account of your employment or termination of employment, including, for example, any payments required to be paid to you under any Applicable Law, your severance shall be reduced by the amount of any such payments paid or payable.

For purposes of severance and the repayment of your special mobility bonus only, and without altering the at-will nature of your employment, “cause” shall mean MEGA Brands’ good faith belief that you: (i) neglected significant duties you were required to perform or violated a material policy, rule or guideline; (ii) engaged in an act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) engaged in an act or omission in the course of your employment which constitutes gross negligence; or (iv) willfully failed to obey a lawful direction of MEGA Brands or its Board of Directors.

You understand and acknowledge that the terms of this letter do not imply employment for a specific period and thus your employment will be at will. This statement is the entirety of your agreement on the subject of the duration of your employment and cannot be modified, other than by a written agreement signed by you and an authorized representative of MEGA Brands. This letter agreement, together with any global assignment letter, constitutes the entire agreement regarding the terms of your new position, and it is the complete, final, and exclusive embodiment of your agreement with regard to this subject matter and supersedes any other promises, warranties, representations or agreements, whether written or oral, including without limitation the Prior Letter Agreement.

We are sincerely pleased to provide you with this letter detailing the terms of your new position and relocation and look forward to a mutually beneficial arrangement.

Also, please note that as an executive of MEGA Brands, you will continue to be considered an Insider for purposes of Mattel’s Insider Trading Policy and are subject to window period restrictions. As a reminder, this means that you are restricted to conducting transactions in Mattel stock ONLY during open window periods. Examples of such transactions include sales of shares underlying a stock option (including sales of shares to generate cash to pay the exercise price) and changes in elections in the Mattel stock fund of Mattel’s 401(k) plan.

Please review the terms contained herein and sign below to indicate your understanding and concurrence. By signing this letter, you also confirm that you have requested and agree that this letter be provided to you in English. En signant la présente lettre, vous reconnaissez que vous avez exigé que la présente lettre soit rédigée en anglais et que vous en êtes satisfait. Also note that I have enclosed two copies of the letter so that you can return a signed copy to me and retain one for your records. If I can answer any questions, please do not hesitate to contact me.

Sincerely,	Acknowledged

/s/ Alan Kaye	/s/ Geoff Massingberd
Alan Kaye	Geoff Massingberd
Date 5/5/2014

EVP & Chief Human Resources Officer
Mattel, Inc.

/s/ Gregg Stefanick
Gregg Stefanick
SVP Global Finance & Supply Chain
Mega Brands Inc.

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